SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: November 29, 2000


                    NEW ENGLAND POWER COMPANY

        (exact name of registrant as specified in charter)


Massachusetts              1-6564              04-1663070
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)          Identification No.)
incorporation)




       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)

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Item 5.  Other Events
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     As previously reported, New England Power Company (the
Company) entered into an agreement with Northeast Utilities (NU) and certain of NU's subsidiaries to settle claims made by the Company relative to the operation of the Millstone 3 Nuclear Unit. The Company has a 16.2 percent ownership share of Millstone 3. The settlement provided for NU to include the Company's share of Millstone 3 in an auction of NU's share of the unit. Upon the closing of the sale, NU will pay the Company a total of $25 million, regardless of the actual sale price. Certain other key provisions of the settlement are summarized below. NU agreed to reimburse the Company for any capital expenditure in excess of pre-budgeted levels incurred after October 1999. The Company will also be reimbursed for fuel procurement expenditures which increase net nuclear fuel account balances above balances at that time. The settlement also requires NU to indemnify the Company and assume any residual liabilities resulting from the sale, including any requirements that the sellers continue to purchase output from the unit. On August 7, 2000, Dominion Resources, Inc. agreed to purchase the Millstone units, including the Company's share of Millstone 3, for $1.3 billion in cash. The purchase is subject to approval by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission (FERC), The Department of Justice/Federal Trade Commission, the SEC, and public utility commissions in various states.

     On November 29, 2000, the Rhode Island Attorney General and the Rhode Island Division of Public Utilities and Carriers filed a protest with the FERC seeking to intervene in the docket related to the sale of Millstone 3 and seeking a hearing on the matter.
The protest alleges the Company knew or should have known at the time it entered into the settlement with NU that the $25 million price for the Company's interest in Millstone 3 was inadequate and that the Company entered into the settlement to avoid delay in closing the merger of its parent with National Grid Group plc. The protest alleges that absent the settlement the Company would receive approximately $148 million for its share of Millstone 3. The Company believes the decision to enter into the settlement agreement was in the best interest of customers.

     Vermont Yankee

     The Company has a 22.5% ownership interest in the Vermont Yankee Nuclear Power Corporation (Vermont Yankee). In November 1999, Vermont Yankee entered into an agreement with AmerGen Energy Company (Amergen) to sell the assets of Vermont Yankee. As previously reported, on November 15, 2000, the Vermont Yankee
Board of directors approved revised terms for the sale of Vermont Yankee assets to AmerGen. The sale is contingent upon several regulatory approvals. On November 30, 2000, Entergy Nuclear, Inc. (Entergy) filed a motion to intervene with the Vermont Public Service Board (VPSB) for the purpose of submitting a competing offer to purchase the Vermont Yankee assets by the later of 30 days of a VPSB decision allowing an offer or January 12, 2001.

                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
  Act of 1934, the registrant has duly caused this Current
  Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                           NEW ENGLAND POWER COMPANY

                            s/John G. Cochrane

                            By
                               John G. Cochrane
                               Treasurer


  Date:   December 5, 2000